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                                                                   EXHIBIT 23.2

                                    CONSENT

   We hereby consent to the reference to our firm and to the use of our opinion in the section entitled "Certain United States Federal Income Tax
Considerations," in the form of Exhibit A attached hereto, in this Registration Statement on Form S-3 with respect to U.S.$5,000,000,000 total amount of debt securities and debt warrants to be offered by Kraft Foods Inc.

/s/ Sutherland Asbill & Brennan LLP
-------------------------------
SUTHERLAND ASBILL & BRENNAN LLP

Washington, D.C.
April 18, 2002

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                                                                      Exhibit A

                     CERTAIN UNITED STATES FEDERAL INCOME
                              TAX CONSIDERATIONS

   In the opinion of Sutherland Asbill & Brennan LLP, the following summary describes generally the material United States federal income and estate tax considerations with respect to your acquisition, ownership and disposition of debt securities if you are a beneficial owner of such debt securities. Unless otherwise indicated, this summary addresses only securities purchased at original issue and held by beneficial owners as capital assets and does not address all of the United States federal income and estate tax considerations that may be relevant to you in light of your particular circumstances or if you are subject to special treatment under United States federal income tax laws (for example, if you are an insurance company, tax-exempt organization, financial institution, broker or dealer in securities, person that holds debt securities as part of an integrated investment (including a "straddle"), "controlled foreign corporation," "passive foreign investment company," "foreign personal holding company," or company that accumulates earnings to avoid United States federal income tax). If a partnership holds debt securities, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. This summary does not address special tax considerations that may be relevant to you if you are a partner of a partnership holding our debt securities. This summary does not discuss any aspect of state, local or non-United States taxation.

   This summary is based on current provisions of the Internal Revenue Code (the "Code"), Treasury regulations, judicial opinions, published positions of the United States Internal Revenue Service ("IRS") and all other applicable authorities, all of which are subject to change, possibly with retroactive effect. This summary is not intended as tax advice.

   We will summarize any special United States federal income tax considerations relevant to a particular issue of debt securities in the applicable prospectus supplement. The United States federal income tax considerations relevant to any warrants to purchase debt securities that we issue will be summarized in the applicable prospectus supplement.

   We urge prospective holders of debt securities to consult their tax advisors regarding the United States federal, state, local and non-United States income and other tax considerations of acquiring, holding and disposing of debt securities.

United States Holders

   This discussion applies to you if you are a "United States Holder." For this purpose, a "United States Holder" is a beneficial owner of a debt security that is:

   . a citizen or resident of the United States;

   . a corporation or partnership created or organized in, or under the laws of, the United States or any political subdivision of the United States;

   . an estate, the income of which is subject to United States federal income taxation regardless of its source;

   . a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust; or

   . a trust that existed on August 20, 1996, and elected to continue its treatment as a domestic trust.

   "United States" means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (including the Commonwealth of Puerto Rico).

  Payments of Interest

   Except as set forth below, payments of stated interest on a debt security generally will be taxable to you as ordinary interest income at the time the interest accrues or is received, in accordance with your method of accounting for tax purposes. Special rules governing the treatment of debt securities issued with original issue discount, or "OID," are described below.

  OID Debt Securities

   Special tax accounting rules apply to debt securities issued with OID. A debt security with an "issue price" which is less than its "stated redemption price at maturity" will be issued with OID for United States federal income tax purposes. Generally, however, under the "de minimis exception," if the difference between a debt security's stated redemption price at maturity and its issue price is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years from the issue date to maturity, the debt security will not be considered to have OID.

   "Issue price" is the first price at which a substantial amount of the particular issue of debt securities is sold to the public. "Stated redemption price at maturity" is the sum of all payments on the debt security other than payments of "qualified stated interest." "Qualified stated interest" generally includes interest that is unconditionally payable at least annually over the entire term of the debt security:

   . at a fixed rate; or

   . unless the applicable prospectus supplement states otherwise, at a variable rate.

If a series of debt securities will be issued with interest that is not qualified stated interest, we will so state in the applicable prospectus supplement and we will address any relevant United States federal income tax considerations not addressed in this summary.

   If you own a debt security with OID, you generally will be required to include OID in gross income for United States federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, in advance of your receipt of the cash payments attributable to such income. However, you will not be required to include such cash payments separately in income when received, even if denominated as interest, to the extent they do not constitute qualified stated interest. If you are on the cash method of accounting for tax purposes, this will result in the acceleration of your recognition of ordinary income in respect of the debt securities. Under the constant yield method, increasing amounts of OID are included in income in successive periods.

   If you purchase a debt security with OID for an amount that is greater than the debt security's "adjusted issue price" (defined as the issue price of the debt security increased by the aggregate amount of OID includible, if any, in the gross income of all previous owners of the debt security and decreased by the aggregate amount of payments made on the debt security, if any, other than payments of qualified stated interest) but equal to or less than the sum of all amounts payable on the debt security after the purchase date (other than payments of qualified stated interest), you will be considered to have purchased such debt security at an "acquisition premium." The portion of acquisition premium with respect to a debt security that is properly allocable to any taxable year will reduce the amount of OID you must include in your gross income with respect to such debt security for the taxable year.

   If you own a debt security that qualifies for the de minimis exception described above, you will be required to include the de minimis OID in income at the time payments, other than payments of qualified stated interest, on the debt securities are made in proportion to the amount paid. Any amount of de minimis OID that you include in income will be treated as capital gain.

   You may elect to accrue all "interest" on a debt security as OID (i.e., using the constant yield method). If you elect this method, the debt security's issue price will be deemed to be your tax basis in the debt security at the time you acquire it, and all payments on the debt security will be included in its stated redemption price at maturity. This election is available whether or not the debt security has OID, and it applies to any stated interest, OID (including discount that is de minimis) and market discount (as discussed below) on a debt security. You may make this election on an obligation-by-obligation basis but, if you make it on an obligation you purchased at a premium (defined below), it will require you to amortize premium with respect to all of your debt instruments with premium. You must make the election for the taxable year in which you acquired the debt security, and you may not revoke the election without the consent of the IRS.

  Market Discount

   If you purchase a debt security other than an OID debt security (including a purchase in connection with its original issuance) for an amount that is less than its stated redemption price at maturity, or, in the case of an OID debt security, its "revised issue price" (defined as the sum of the issue price of the debt security and the aggregate amount, if any, of the OID included, without regard to the rules for acquisition premium discussed below, in the gross income of all previous owners of the debt security), the amount of the difference will be treated as "market discount" for United States federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any payment other than qualified stated interest on, or any gain from the sale, exchange, retirement or other disposition of, your debt security as ordinary income to the extent of the market discount which you have not previously included in income and are treated as having accrued on your debt security at the time of such payment or disposition. In addition, you may be required to defer, until the maturity of the debt security or its earlier disposition in a taxable transaction, the deduction of all or a portion of any interest expense on indebtedness incurred or continued to purchase or carry such debt security.

   Market discount will be considered to accrue ratably during the period from the date you acquire the debt security to the maturity date of the debt security, unless you elect to accrue on a constant yield method. If you elect to include market discount in income currently as it accrues (on either a ratable or constant yield method), the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, will apply to all market discount obligations acquired by you on or after the first day of the first taxable year to which the election applies, and you may not revoke this election without the consent of the IRS.

  Premium

   If you acquire a debt security for an amount that is greater than the sum of all amounts payable on the debt security after the date of your acquisition (other than payments of qualified stated interest), you will be considered to have purchased such debt security at a premium. You may elect to amortize this premium using a constant yield method, generally over the remaining term of the debt security if the debt security is not subject to optional redemption prior to maturity. Such premium shall be deemed to be an offset to interest otherwise includible in income in respect of such debt security for each accrual period. If the premium allocable to an accrual period exceeds the qualified stated interest allocable to the accrual period, you must treat the excess as a bond premium deduction for the accrual period. However, the amount treated as a bond premium deduction for an accrual period is limited to the amount by which your total interest income on the debt security in prior accrual periods exceeds the total amount you treated as a bond premium deduction on the debt security in prior accrual periods. If the premium allocable to an accrual period exceeds the sum of:

   . such amount treated as a bond premium deduction for the accrual period, and

   . the qualified stated interest allocable to the accrual period,

the excess is carried forward to the next accrual period and is treated as a bond premium deduction allocable to that period. In the case of instruments that do provide for optional redemption prior to maturity, premium is calculated by assuming that (a) you will exercise or not exercise options in a manner that maximizes your yield, and (b) we will exercise or not exercise options in a manner that minimizes your yield (except that we will be assumed to exercise call options in a manner that maximizes your yield). You will be required to amortize such premium to the assumed exercise date or the maturity date of the debt security, as the case may be. If a debt security is in fact redeemed prior to maturity, any unamortized premium may be deducted in the year of redemption. If a debt security is not redeemed on the assumed exercise date, it generally is deemed to be retired and reissued on that date, requiring recomputation of the yield and amortization of any premium over the remaining life of the debt security.

   The election to amortize premium using a constant yield method, once made, will apply to certain other debt instruments that you previously acquired at a premium or that you acquire at a premium on or after the first day of the first taxable year to which the election applies, and you may not revoke this election without the consent of the IRS. If you do not make such an election, bond premium will be taken into account in computing the gain or the loss recognized on your disposition of a debt security because it is part of your tax basis for such debt security.

  Sale, Exchange or Retirement of Debt Securities

   Upon the sale, exchange or retirement of a debt security, you will recognize taxable gain or loss equal to the difference between the amount you realize on the sale, exchange or retirement of the debt security (other than amounts, if any, attributable to accrued but unpaid qualified stated interest not previously included in your income, which will be taxable as interest income) and your adjusted tax basis in the debt security. Your adjusted tax basis in a debt security will equal the cost of the debt security to you, increased by the amounts of any OID and market discount included in your taxable income with respect to such debt security and reduced by any amortized bond premium and amounts of other payments that do not constitute qualified stated interest.

   Gain or loss realized upon the sale or exchange of a debt security generally will be capital gain or loss (except to the extent the gain represents market discount or, as described below, with respect to foreign currency debt securities) and will be long-term capital gain or loss if, at the time of the sale, exchange or retirement, you have held the debt security for more than one year. The maximum tax rate on ordinary income for taxpayers that are individuals, estates or trusts currently is higher than the maximum tax rate on long-term capital gains of such persons. The distinction between capital gain or loss and ordinary income or loss also is relevant for purposes of the limitation on the deductibility of capital losses.

  Foreign Currency Debt Securities

   We may issue debt securities that are denominated in a currency or currency unit other than the U.S. dollar (a "foreign currency debt security"). A United States Holder of a foreign currency debt security is subject to special United States federal income tax rules discussed generally below.

       Interest and OID

   If you use the cash method of accounting for United States federal income tax purposes, the amount of income you recognize will be the U.S. dollar value of the interest payment we make to you based on the spot rate for that foreign currency at the time you receive the payment. With respect to accruals of OID, a cash method taxpayer translates OID into U.S. dollars under the rules for accrual holders described below.

   If you use the accrual method of accounting for United States federal income tax purposes, the amount of income you recognize will be determined using the average exchange rate during the relevant accrual period. When an accrual period includes but does not end on the last day of your taxable year, the relevant exchange rate with respect to each partial accrual period will be the average exchange rate for such partial accrual period. Alternatively, you may elect to use the spot rate on the last day of the relevant accrual period, or the payment date, if such date is within five business days of the last day of the accrual period, instead of the average exchange rate during the accrual period. If you make this election, it will apply to all debt instruments you hold on or after the beginning of the year in which the election is made and it cannot be revoked without the consent of the IRS.

   An accrual method holder of a debt security will recognize exchange gain or loss with respect to any differences in the exchange rate between the rate at which interest on a debt security is included in income and the spot rate on the payment date for interest or OID (or the disposition date in the case of amounts attributable to accrued but unpaid interest or OID). Any exchange gain or loss recognized will be ordinary income or loss.

       Market Discount and Premium

   The amount of market discount on a foreign currency debt security that you will be required to include in income will generally be determined by translating the market discount determined in the foreign currency into U.S. dollars at the spot rate on the date the foreign currency debt security is retired or otherwise disposed of. If you elect to accrue market discount currently, then the amount accrued will be determined in the foreign currency and then translated into U.S. dollars on the basis of the average exchange rate in effect during the accrual period. You will be required to recognize exchange gain or loss with respect to market discount which is accrued currently using the approach applicable to the accrual of interest income as discussed above.

   Bond premium on a foreign currency debt security will be computed in the applicable foreign currency. You may elect to apply amortizable premium on a foreign currency debt security to reduce the amount of foreign currency interest income on such foreign currency debt security. If you make such an election, you will be required to recognize exchange gain or loss attributable to movements in exchange rates between the time the premium is paid to acquire the foreign currency debt security and the time it is amortized. If you do not make such an election, you must translate the bond premium computed in the foreign currency into U.S. dollars at the spot rate on the maturity date and such bond premium will constitute a capital loss which may be offset or eliminated by exchange gain.

       Sale, Exchange or Retirement of Foreign Currency Debt Securities

   When you sell, exchange or otherwise dispose of a foreign currency debt security, or we retire a foreign currency debt security, you will recognize gain or loss attributable to the difference between the amount you realize on such disposition or retirement and your tax basis in the debt security. In addition, you will recognize foreign currency gain or loss attributable to the movement in exchange rates between the time you purchased such debt security and the time of its disposition. Such foreign currency gain or loss will be treated as ordinary income or loss and is limited to the amount of overall gain or loss realized on the disposition of your foreign currency debt security.

   The amount realized by you upon the sale, exchange or retirement of a foreign currency debt security will be the U.S. dollar value of the foreign currency received (with the exception of amounts attributable to accrued but unpaid qualified stated interest not previously included in your income, which will be taxable as interest income), determined on the date of the sale, exchange or retirement, or on the settlement date in the case of a foreign currency debt security that is traded on an established securities market and sold by a cash method taxpayer or an electing accrual method taxpayer. Your tax basis in a foreign currency debt security generally will be:

   . the U.S. dollar value of the foreign currency amount you paid to acquire such foreign currency debt security determined on the date of acquisition (or on the settlement date in the case of debt securities traded on an established securities market if you are on the cash method of accounting for United States federal income tax purposes or you are an electing accrual method taxpayer), plus

   . the amount of any OID and market discount includible in your gross income with respect to the debt security, minus

   . the amount of any payments you received that are not qualified stated interest and any premium previously taken into account.

   Gain or loss realized on the disposition of a foreign currency debt security will be capital gain or loss except to the extent the gain represents market discount not previously included in your gross income, or to the extent gain or loss is attributable to movements in exchange rates. In both cases, such portion of the gain or loss will be ordinary income or loss.

       Foreign Currency Transactions

   If you purchase a debt security with foreign currency, you will recognize gain or loss attributable to the difference, if any, between the fair market value of the debt security in U.S. dollars on the date of purchase and your tax basis in the foreign currency. The U.S. dollar value, adjusted for any exchange gain or loss with respect to the income accrued, generally will be your tax basis in the foreign currency you receive as interest on (or OID with respect to) a foreign currency debt security. In addition, you will have a tax basis in any foreign currency you receive on the sale, exchange or retirement of a debt security that is equal to the U.S. dollar value of such foreign currency, determined at the time of such sale, exchange or retirement.

   Any gain or loss you realize on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase a foreign currency debt security) will be ordinary income or loss.

  Backup Withholding and Information Reporting

   Unless you are an exempt recipient such as a corporation or financial institution, a backup withholding tax and certain information reporting requirements may apply to payments we make to you of principal of and interest (including OID, if any) or premium (if any) on, and proceeds of the sale or exchange before maturity of, a debt security. Backup withholding and information reporting will not apply to payments that we make on the debt securities to exempt recipients, such as corporations or financial institutions, that establish their status as such, regardless of whether such entities are the beneficial owners of such debt securities or hold such debt securities as a custodian, nominee or agent of the beneficial owner. However, with respect to payments made to a custodian, nominee or agent of the beneficial owner, backup withholding and information reporting may apply to payments made by such custodian, nominee or other agent to you unless you are an exempt recipient and establish your status as such.

   If you are not an exempt recipient (for example, if you are an individual), backup withholding will not be applicable to payments made to you if you (i) have supplied an accurate Taxpayer Identification Number (usually on an IRS Form W-9), (ii) have not been notified by the IRS that you have failed to properly report payments of interest and dividends and (iii) in certain circumstances, have certified under penalties of perjury that you have received no such notification and have supplied an accurate Taxpayer Identification Number. However, information reporting will be required in such a case.

   Any amounts withheld from a payment to you by operation of the backup withholding rules will be refunded or allowed as a credit against your United States federal income tax liability, provided that any required information is furnished to the IRS in a timely manner.

Non-United States Holders

   This discussion applies to you if you are a "non-United States Holder." A "non-United States Holder" is a beneficial owner of a debt security that is not a United States Holder.

  Interest and OID

   If you are a non-United States Holder of debt securities, payments of interest (including OID, if any) that we make to you will be subject to United States withholding tax at a rate of 30% of the gross amount, unless you are eligible for one of the exceptions described below.

   Subject to the discussion of backup withholding below, no withholding of United States federal income tax will be required with respect to payments we make to you of interest (including OID, if any) provided that:

   . you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

   . you are not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of your trade or business or a controlled foreign corporation that is related to us through stock ownership;

   . such interest is not contingent on our profits, revenues, dividends or changes in the value of our property nor is it otherwise described in
     Section 871(h)(4) of the Code; and

   . you have provided the required certifications as set forth in Section
     871(h) and Section 881(c) of the Code.

   To qualify for the exemption from withholding tax with respect to registered debt securities, the last United States person in the chain of payment prior to a payment to a non-United States Holder (the "Withholding Agent") must have received in the year in which a payment of principal or interest occurs, or in one of the three preceding years, a statement that:

   . is signed by you under penalties of perjury;

   . certifies that you are the beneficial owner and are not a United States
     Holder; and

   . provides your name and address.

   This statement may be made on a Form W-8BEN or a substantially similar substitute form and you must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. Under certain circumstances, a Withholding Agent is allowed to rely on a Form W-8IMY or other similar document furnished by a financial institution or other intermediary on your behalf without having to obtain a Form W-8BEN from you. Subject to certain exceptions, a payment to a foreign partnership or to certain foreign trusts is treated as a payment directly to the foreign partners or the trust beneficiaries, as the case may be.

   If you are engaged in a United States trade or business and interest received by you on a debt security is effectively connected with your conduct of such trade or business, you will be exempt from the withholding of United States federal income tax described above, provided you have furnished the Withholding Agent with a Form W-8ECI or substantially similar substitute form stating that interest on the debt security is effectively connected with your conduct of a trade or business in the United States. In such a case, you will be subject to tax on interest you receive on a net income basis in the same manner as if you were a United States Holder. If you are a corporation, effectively connected income may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

   If you are not eligible for relief under one of the exceptions described above, you may nonetheless qualify for an exemption from, or a reduced rate of, United States federal income and withholding tax under a United States income tax treaty. In general, this exemption or reduced rate of tax applies only if you provide a properly completed Form W-8BEN or substantially similar form to the Withholding Agent claiming benefits under an applicable income tax treaty.

  Sale, Exchange or Retirement of Debt Securities

   You generally will not be subject to United States federal income tax on any gain realized upon your sale or other disposition of debt securities unless:

   . the gain is effectively connected with your conduct of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment you maintain); or

   . you are an individual, you hold your debt securities as capital assets, you are present in the United States for 183 days or more in the taxable year of disposition and you meet other conditions, and you are not eligible for relief under an applicable income tax treaty.

   Gain that is effectively connected with your conduct of a trade or business within the United States generally will be subject to United States federal income tax, net of certain deductions, at the same rates applicable to United States persons. If you are a corporation, the branch profits tax also may apply to such effectively connected gain. If the gain from the sale or disposition of your shares is effectively connected with your conduct of a trade or business in the United States but under an applicable income tax treaty is not attributable to a permanent establishment you maintain in the United States, your gain may be exempt from United States tax under the treaty. If you are described in the second bullet point above, you generally will be subject to United States tax at a rate of 30% on the gain realized, although the gain may be offset by some United States source capital losses realized during the same taxable year.

  Backup Withholding and Information Reporting

   Backup withholding tax and certain information reporting requirements may apply to certain payments we make to you of principal of and interest (including OID, if any) or premium (if any) on, and proceeds of your sale or exchange before maturity of, a debt security. Backup withholding will apply to payments of interest we make to you unless you have provided under penalties of perjury the required certification of your non-United States person status discussed above (and we do not have actual knowledge or reason to know that you are a United States Holder) or you are an exempt recipient, such as a corporation or a financial institution. The amount of interest we pay to you on debt securities will be reported to you and to the IRS annually on IRS Form 1042-S even if you are exempt from backup withholding and the 30% withholding tax described above.

   If you sell or redeem a debt security through a United States broker or the United States office of a foreign broker, the proceeds from such sale or redemption will be subject to information reporting, and backup withholding will be required unless you provide a withholding certificate or other appropriate documentary evidence to the broker and such broker does not have actual knowledge or reason to know that you are a United States Holder, or you are an exempt recipient eligible for an exemption from information reporting. If you sell or redeem a debt security through the foreign office of a broker who is a United States person or a "U.S. controlled person," the proceeds from such sale or redemption will be subject to information reporting unless you provide to such broker a withholding certificate or other documentary evidence establishing that you are not a United States Holder and such broker does not have actual knowledge or reason to know that such evidence is false, or you are an exempt recipient eligible for an exemption from information reporting.

   For this purpose, a "U.S. controlled person" is:

  . a foreign person 50% or more of whose gross income for certain specified periods is effectively connected with the conduct of a trade or business in the United States;

  . a foreign partnership that at any time during its taxable year is more than 50% owned (by income or capital interest) by United States persons or engaged in the conduct of a United States trade or business; or

  . a controlled foreign corporation for United States federal income tax purposes.

   In circumstances where information reporting by the foreign office of such a broker is required, backup withholding will be required only if the broker has actual knowledge that you are a United States Holder.

  Estate Tax

   A debt security held by an individual who at the time of death is a non-United States Holder will not be subject to United States federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of
Section 871(h)(3) of the Code and provided that the interest payments with respect to such debt security are not effectively connected with such individual's conduct of a United States trade or business. Recently enacted legislation reduces the maximum federal estate tax rate over an 8-year period beginning in 2002 and eliminates the tax for estates of decedents dying after December 31, 2009. In the absence of renewal legislation, these amendments will expire and the federal estate tax provisions in effect immediately prior to 2002 will be restored for estates of decedents dying after December 31, 2010.